{LOGO OF AGL RESOURCES APPEARS HERE}

FOR IMMEDIATE RELEASE

Contacts:

Financial Community

Steve Cave

Director, Investor Relations

(404) 584-3801

Media

Robin Wrinn

Managing Director, Corporate Communications

(404) 584-3873

AGL RESOURCES ANNOUNCES

EXECUTIVE MANAGEMENT APPOINTMENT

Names Kevin P. Madden executive vice president

of distribution and pipeline operations

(ATLANTA - April 10, 2002) AGL Resources (NYSE: ATG) today announced that Kevin P. Madden has been named executive vice president of distribution and pipeline operations. Madden, who has been serving as executive vice president of legal, regulatory and governmental strategy, will continue to report to Paula G. Rosput, chairman and chief executive officer of AGL Resources. Madden replaces Susan A. McLaughlin, who has resigned to pursue other opportunities.

In his new role, Madden will oversee AGL Resources' regulated gas distribution and pipeline activities, including the operations of Atlanta Gas Light Company, Chattanooga Gas Company, and Virginia Natural Gas. He also will continue to be responsible for AGL Resources' regulatory functions.

"Kevin's demonstrated leadership makes him well qualified to take on the responsibility of AGL Resources' regulated gas distribution businesses," said Paula G. Rosput, chairman and chief executive officer of AGL Resources. "He has vast deep knowledge of pipeline operations and broad national perspectives on energy policy." She added, "We are disappointed to lose an executive of Sue McLaughlin's caliber. We are fortunate, however, to have the management depth to fill this key role in our organization without missing a beat."

Madden joined AGL Resources last year from the Federal Energy Regulatory Commission (FERC), where he served as general counsel and was responsible for the development of all legal and regulatory policies for FERC.

-more-

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A distinguished figure in the legal, policy and regulatory sectors, Madden's tenure with FERC included the roles of deputy director, Office of Markets, Tariffs and Rates; director, Office of Pipeline Regulation; and director, Office of Hydropower Licensing. Madden also has served in a number of legal, policy and management positions at FERC, including chief of staff. His experience includes primary responsibility for crafting and implementing such landmark federal regulatory decisions as Order Nos. 636, 637, 888 and 2000, which resulted in the restructuring of the natural gas and electric utility industries across the nation. Madden, 50, is married and has one son in college. He and his wife, Mary, live in Atlanta.

AGL Resources Inc. (NYSE: ATG) is an Atlanta-based energy services holding company. Nearly 2 million natural gas customers are served through subsidiaries Atlanta Gas Light Company, Virginia Natural Gas and Chattanooga Gas Company. Houston-based subsidiary Sequent Energy Management provides asset management services, including the wholesale trading, marketing, gathering and transportation of natural gas. As a member of the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates a fiber optic network in Atlanta. For more information, visit www.aglresources.com.

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